NEWS RELEASE
FOR IMMEDIATE RELEASE                    Contact: Raymond Brandstrom
March 4, 2004                            Chief Financial Officer
                                         (206) 298-2909

              EMERITUS REPORTS FOURTH QUARTER AND 2003 YEAR RESULTS

SEATTLE, WA, MARCH 4, 2004 -- Emeritus Assisted Living (AMEX: ESC) (Emeritus Corporation), a national provider of assisted living and related services to senior citizens, today announced results for the quarter and year ended December 31, 2003. The Company reported net income to shareholders of $4.5 million or $0.39 cents per share, an improvement of $18.0 million over 2002 results. Excluding items described below, the Company reported net loss for the fourth quarter of $2.2 million, or $0.22 per share, compared to a net loss of $5.2 million for the fourth quarter of 2002, or $0.51 per share, an improvement of $3.0 million, and for the twelve months ending December 31, 2003, the Company had a net loss of $10.5 million, or $1.03 per share, compared to a loss of $18.6 million, or $1.82 per share, an improvement of $8.1 million for the year.

"We feel good about the progress we made in 2003," stated Ray Brandstrom, CFO. "The repurchase of our Series A Preferred Stock, accretive acquisitions, and the extension of debt maturities during the year have strengthened our balance sheet and improved current earnings."

Total Operating Revenue increased $12.9 million to $59.9 million for the fourth quarter. The majority of this increase came from the acquisitions of a total of 28 communities in May 2003, October 2003, and November 2003. Total Operating Expenses increased $11.4 million to $58.7 million for the fourth quarter 2003, primarily from the same acquisitions. Income from Operations increased $1.5 million to $1.2 million for the fourth quarter 2003. Interest Expense increased by $218,000 to $3.3 million primarily from additional debt secured by the leasehold interest on communities related to previously reported transactions in December 2002, July 2003, August 2003, and October 2003. Other, net decreased $4.4 million to an income of $587,000 primarily due to a $5.1 million gain in 2002 related to incentives from a debt holder to refinance mortgage debt prior to its maturity. Preferred stock dividends decreased $838,000 to $1.0 million for the quarter due to the retirement of the preferred Series A stock during the third quarter 2003. Net Loss to shareholders was $2.2 million, an increase of $2.0 million from the prior year quarter.

For the twelve months ended December 31, 2003, Total Operating Revenue increased $53.5 million to $206.7 million primarily from the acquisition of a total of 52 communities in October 2002, May 2003, October 2003, and November 2003. Operating expense increased $47.6 million primarily from the increased number of communities and a $950,000 impairment loss on a single community. Income from operations improved $6.0 million to an income of $6.9 million for the twelve months ending December 31, 2003. Interest Expense increased by $1.4 million to $13.1 million primarily from additional debt secured by the leasehold interest on communities related to previously reported transactions in December 2002, July 2003, August 2003, and October 2003. Other, net decreased $2.0 million to an income of $2.1 million primarily due to a $1.4 million gain in 2003 related to the sale of the Company's stock in ARV Assisted Living, a $5.1 million gain in 2002 related to incentives from a debt holder to refinance mortgage debt prior to its maturity, loan and lease acquisition cost write-offs related to the refinance of four communities in March 2002, and the write-off of lease acquisition fees related to the disposition of a community in July 2002.

During the third quarter 2003, the Company entered into a sequence of transactions that resulted in the early retirement of its Series A Preferred Stock. The Company used proceeds from the transfer of leases on four communities, the sale/leaseback of three communities, and an increase in debt on the leasehold interests related to the aforementioned seven communities to repurchase the Company's Series A Preferred Stock. The Company repurchased the Series A Preferred Stock and all accrued and unpaid dividends for $20.0 million. As part of the purchase agreement, the holder of the Series A Preferred Stock agreed to forego accrued and unpaid dividends of approximately $10.1 million. The entire sequence of transactions resulted in recording gains of $14.5 million, recorded in the third and fourth quarters of 2003. In addition, the Company recorded income tax expense of $418,000 for the year, primarily related to alternative minimum tax requirements from the sale/leaseback of communities.

SAME COMMUNITY RESULTS
Emeritus operated 59 Same Store Communities for the fourth quarter of both 2003 and 2002. Community Operating Income improved $2.3 million to $14.1 million from $11.8 million for the same quarter last year, primarily the result of average revenue per occupied unit growth of $116 (4.4%), and decreased Community Operating Expenses of $1.2 million from last year, principally from cost containment programs, revised insurance programs, and lower bad debt expense. Same Store occupancy remained unchanged from the prior year quarter. Operating Income, after Interest expense, for the fourth quarter was $2.5 million compared to $1.1 million for the same quarter last year.

ABOUT THE COMPANY
Emeritus Assisted Living is a national provider of assisted living and related services to seniors. Emeritus is one of the largest developers and operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living. Emeritus places an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently holds interests in 174 communities representing capacity for approximately 18,200 residents in 33 states. Emeritus's common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with rate enhancement programs without adversely affecting occupancy levels; increases in interest rates that would increase costs as a result of variable rate debt; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations; and our continued management of the Emeritrust I communities beyond January 2, 2004, when our management agreements for those communities could be terminated on short-term notice. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.



                                          EMERITUS ASSISTED LIVING
                                   Consolidated Statements of Operations
                                (In thousands, except per share information)


                                                               QUARTER ENDED                YEAR ENDED
                                                                DECEMBER 31,                DECEMBER 31,
                                                      -------------------------------  --------------------
                                                           2003             2002         2003       2002
                                                      ---------------  --------------  ---------  ---------
Revenues:
   Community revenue                                          58,300          44,352    196,414    142,237
   Management fees                                             1,573           2,579     10,243     10,892
                                                      ---------------  --------------  ---------  ---------
          Total operating revenues                            59,873          46,931    206,657    153,129
                                                      ---------------  --------------  ---------  ---------

 Expenses:
  Community operations                                        36,803          30,702    127,290     93,822
  General and administrative                                   6,675           5,937     24,041     21,112
  Depreciation and amortization                                1,851           2,044      7,336      7,223
  Facility lease expense                                      13,347           8,555     41,043     29,975
           Total operating expenses                           58,676          47,238    199,710    152,132
                                                      ---------------  --------------  ---------  ---------
            Income (loss) from operations                      1,197            (307)     6,947        997
                                                      ---------------  --------------  ---------  ---------

Other income (expense):
  Interest income                                                165             135        666        403
  Interest expense                                            (3,330)         (3,112)   (13,144)   (11,728)
  Other, net                                                     587           4,999      2,124      4,105
                                                      ---------------  --------------  ---------  ---------
          Net other income (expense)                          (2,578)          2,022    (10,354)    (7,220)
                                                      ---------------  --------------  ---------  ---------

          Net income (loss) before income taxes               (1,381)          1,715     (3,407)    (6,223)
          Provision for income taxes                             158               -       (418)         -
                                                      ---------------  --------------  ---------  ---------
          Net income (loss)                                   (1,223)          1,715     (3,825)    (6,223)
                                                      ---------------  --------------  ---------  ---------

Preferred stock dividends                                       (999)         (1,837)    (6,238)    (7,343)
Gain on repurchase of Series A preferred stock                    58               -     14,523          -
                                                      ---------------  --------------  ---------  ---------
           Net income (loss) to common shareholders   $       (2,164)  $        (122)  $  4,460   $(13,566)
                                                      ===============  ==============  =========  =========

 Income (loss) per common share:
     Basic                                            $        (0.21)  $       (0.01)  $   0.43   $  (1.33)
                                                      ===============  ==============  =========  =========

     Diluted                                          $        (0.21)  $       (0.01)  $   0.39   $  (1.33)
                                                      ===============  ==============  =========  =========

 Weighted average common shares outstanding:
     Basic                                                    10,274          10,217     10,255     10,207
                                                      ===============  ==============  =========  =========

     Diluted                                                  10,274          10,217     11,521     10,207
                                                      ===============  ==============  =========  =========



                            EMERITUS ASSISTED LIVING
                   Same Community Statements of Operations (1)
                                 (In thousands)



                                                    QUARTER ENDED
                                                     DECEMBER 31,
                                             --------------------------
                                                  2003          2002
                                             ---------------  ---------
Operating revenue                            $       34,494   $ 33,516
Community operating expenses                        (20,442)   (21,674)
                                             ---------------  ---------
      Community operating income                     14,052     11,842

Depreciation and amortization                        (1,347)    (1,572)
Facility lease expense                               (7,956)    (6,806)
                                             ---------------  ---------
   Operating Income                                   4,749      3,464

Interest expense, net                                (2,209)    (2,363)
                                             ---------------  ---------
    Operating income after interest expense  $        2,540   $  1,101
                                             ===============  =========


(1) Same Communities represent those communities that have been and are expected to continue to be operated by the Company on a comparable basis since January of 2002. Results exclude corporate general and administrative costs.




                                              EMERITUS ASSISTED LIVING
                                        Reconciliation for Non-GAAP Measures
                                                   (In thousands)


                                                                        QUARTER ENDED                YEAR ENDED
                                                                         DECEMBER 31,                DECEMBER 31,
                                                               -------------------------------  --------------------
                                                                    2003             2002         2003       2002
                                                               ---------------  --------------  ---------  ---------
1.  Net  income  (loss)  to common shareholders excluding gains, preferred stock gains,  and  asset  write-down.

 Net income (loss) to common shareholders                      $       (2,164)  $        (122)  $  4,460   $(13,566)
  Add:  Asset write-down of single community                                -               -        950          -
  Less: Gain on refinance                                                   -          (5,059)         -     (5,059)
        Gain on sale of ARV Assisted Living Stock                           -               -     (1,436)         -
        Gain on repurchase of Series A preferred stock                    (58)              -    (14,523)         -
                                                               ---------------  --------------  ---------  ---------
  Net income (loss) to common shareholders - non-GAAP          $       (2,222)  $      (5,181)  $(10,549)  $(18,625)
                                                               ===============  ==============  =========  =========


2.  Basic income (loss) per common share - excluding gains, preferred stock gains, and asset write-down.

 Basic income (loss) per common share                          $        (0.21)  $       (0.01)  $   0.43   $  (1.33)
  Add:  Asset write-down of single community                                -               -       0.09          -
  Less: Gain on refinance                                                   -           (0.50)         -      (0.50)
        Gain on sale of ARV Assisted Living Stock                           -               -      (0.14)         -
        Gain on repurchase of Series A preferred stock                  (0.01)              -      (1.42)         -
                                                               ---------------  --------------  ---------  ---------
  Basic income (loss) per common share - non-GAAP              $        (0.22)  $       (0.51)  $  (1.03)  $  (1.82)
                                                               ===============  ==============  =========  =========